Exhibit 21
SUBSIDIARIES OF THE REGISTRANT
As of November 3, 2007

State or Other
Jurisdiction of
Incorporation or
Name of Subsidiary	Organization

Analog Devices Limited	United Kingdom
Analog Devices, GmbH	Germany
Analog Devices, SAS	France
Analog Devices, K.K.	Japan
Analog Devices ApS	Denmark
AudioAsics A/S	Denmark
Analog Devices A.B.	Sweden
Analog Devices (Finland) Oy	Finland
Analog Devices SRL	Italy
Analog Devices, GMBH	Austria
Analog Devices Korea, Ltd.	Korea
Integrant Technologies, Inc.	Korea
Analog Devices, B.V.	The Netherlands
Analog Devices Holdings, B.V.	The Netherlands
Analog Devices Nederland, B.V.	The Netherlands
Analog Devices (Philippines), Inc.	The Philippines
Analog Devices Gen. Trias, Inc.	The Philippines
Analog Devices Realty Holdings, Inc. (40% owned)	The Philippines
Analog Devices Taiwan, Ltd.	Taiwan
Analog Devices Hong Kong, Ltd.	Hong Kong
Analog Devices Pty, Ltd.	Australia
Analog Devices Australia Pty. Ltd.	Australia
Analog Devices India Private Limited	India
Analog Devices International Financial Services Limited	Ireland
Analog Research & Development Ltd.	Ireland
Analog Nominees Limited	Ireland
Analysed Investments, Ltd.	Ireland
Edinburgh Portable Compilers Limited	Scotland
Analog Devices Israel, Ltd.	Israel
Analog Development (Israel) 1996 Ltd.	Israel
Analog Devices (China) Co. Ltd.	China
Analog Devices (Shanghai) Co., Ltd.	China
Analog Devices Canada, Ltd.	Canada
Analog Devices S.L.	Spain
Analog Devices IMI, Inc.	California
Analog Devices ChipLogic, Inc.	California
Staccato Systems, Inc.	California
Analog Devices Foundry Services, Inc.	Delaware
Analog Devices Asian Sales, Inc.	Delaware
ADI Micromachines, Inc.	Delaware
Analog/ NCT Supply Ltd. (50% owned)	Delaware
Analog Devices International, Inc.	Massachusetts